EXHIBIT 10.3

October 15, 2018

APPLIED BIOSCIENCES CORPORATION,

Triton Funds was founded by three undergraduate students from the University of California, San Diego and California State University, Northridge. Our journey started with a simple conversation amongst ourselves about possible careers available to us in the finance field. We concluded that our schools were not target universities for the private equity and venture capitalist industry. As a result, we have embarked on a mission to provide opportunities to our fellow peers and campuses in this highly competitive space of PE/VC. We reached out to local investors to help us fund our initiative and create Triton Funds: providing real-world experience for students to invest real dollars into real companies. The response we received from local San Diego and Northridge investors and mentors has been amazing. However, we would like to grow this opportunity beyond the boundaries of our respective campuses, and someday offer the Triton experience to other undergraduates across the nation who like us, never would have the opportunity to work in the PE/VC space. In order to complete this vision, we have decided to call on publicly traded companies who support our student initiative to help us grow our operations, by donating shares to our effort. All of our share donations are used to enhance the student learning curve whether to purchase materials, help pay for overhead, or even contribute to scholarship opportunities.

This letter is subject to the parties entering this Share Donation Agreement:

Between	APPLIED BIOSCIENCES CORPORATION (Symbol: APPB the “Donor”)

And	TRITON FUNDS LLC (the “Recipient”)

Securities	Common Stock w/ registration rights

Number of Shares	25,000

Donor: /s/ Chris Bridges
APPLIED BIOSCIENCES CORPORATION

Recipient: /s/ Tyler Hoffman
TRITON FUNDS LLC

1262 Prospect Street, La Jolla, California 92037

858.768.0001 – tritonfunds@tritonfunds.com – www.tritonfunds.com